                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                            REYNOLDS METALS COMPANY
--------------------------------------------------------------------------------
                               (Name of issuer)

                          COMMON STOCK, no par value
--------------------------------------------------------------------------------
                        (Title of class of securities)

                                  761763 101
            -------------------------------------------------------
                                (CUSIP number)

                       Highfields Capital Management LP
                         Attention: Kenneth H. Colburn
                             200 Clarendon Street
                                  51st Floor
                               Boston, MA 02117
                                (617) 850-7500
--------------------------------------------------------------------------------
(Name, address and telephone number of person authorized to receive notices and communications)

                                August 19, 1999
-------------------------------------------------------------------------------
            (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

                       (Continued on the following pages)

                              (Page 1 of 8 Pages)

__________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                SCHEDULE 13D/A
-----------------------                                  ---------------------
  CUSIP NO. 761763 101                                    PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          4,339,900
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          4,339,900
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      4,339,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      6.9%**
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

**The increase in the percentage is due solely to the decrease in the number of outstanding shares of common stock of Reynolds Metals Company to 62,887,628 shares as reported in Reynolds Metals Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 1999 (the "Second Quarter 10-Q").

                                SCHEDULE 13D/A
-----------------------                                  ---------------------
  CUSIP NO. 761763 101                                     PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          4,339,900
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          4,339,900
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      4,339,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      6.9%**
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

**The increase in the percentage is due solely to the decrease in the number of outstanding shares of common stock of Reynolds Metals Company to 62,887,628 shares as reported in the Second Quarter 10-Q.

                                SCHEDULE 13D/A
-----------------------                                  ---------------------
  CUSIP NO. 761763 101                                     PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          4,339,900
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          4,339,900
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      4,339,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      6.9%**
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

**The increase in the percentage is due solely to the decrease in the number of outstanding shares of common stock of Reynolds Metals Company to 62,887,628 shares as reported in the Second Quarter 10-Q.

                                SCHEDULE 13D/A
-----------------------                                  ---------------------
  CUSIP NO. 761763 101                                     PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          4,339,900
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          4,339,900
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      4,339,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      6.9%**
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

**The increase in the percentage is due solely to the decrease in the number of outstanding shares of common stock of Reynolds Metals Company to 62,887,628 shares as reported in the Second Quarter 10-Q.

--------------------                                         -----------------
CUSIP NO. 761763 101                                         PAGE 6 OF 8 PAGES
--------------------                                         -----------------

This Amendment No. 3 to Schedule 13D (this "Amendment No. 3") should be read in conjunction with the Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on March 17, 1999 (the "Schedule 13D"), as amended by Amendment No. 1 to the Schedule 13D filed with the Commission on June 23, 1999, and as further amended by Amendment No. 2 filed with the Commission on August 12, 1999 by Highfields Capital Management LP, Highfields GP LLC, Jonathon
S. Jacobson and Richard L. Grubman relating to the shares of common stock, no par value (the "Shares"), of Reynolds Metals Company (the "Company"). This Amendment No. 3 amends and restates the Schedule 13D with respect to Item 7.
All other information in the Schedule 13D shall remain in effect. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Schedule 13D.

     This Amendment No. 3 is being filed to include as an exhibit to the
Schedule 13D the letter dated August 19, 1999 from Highfields Capital Management to each of the directors of the Company.

--------------------                                          -----------------
CUSIP NO. 761763 101                                          PAGE 7 OF 8 PAGES
--------------------                                          -----------------

Item 7.        Material to be Filed as Exhibits.
               --------------------------------

          Exhibit 99.1/1/-  Letters from Highfields to the Company, dated
          -------------
                            February 16, 1999.

          Exhibit 99.2/1/-  Letter from the Company to Highfields, dated
          -------------
                            February 25, 1999.

          Exhibit 99.3/1/-  Letter from the Company to the Securities and
          -------------
                            Exchange Commission, dated March 1, 1999.

          Exhibit 99.4/1/-  Letter from Highfields to the Company, dated
          -------------
                            March 1, 1999.

          Exhibit 99.5/1/-  Letter from Highfields to the Company, dated
          -------------
                            March 5, 1999.

          Exhibit 99.6/2/-  Letter from Highfields to the Company, dated
          ------------
                            June 23, 1999.

          Exhibit 99.7/3/-  Form of letter from Highfields to the
          ------------
                            Directors of the Company, dated August 10, 1999.

          Exhibit 99.8/3/-  Letter from Highfields to Mr. William H. Joyce,
          ------------
                            Director of the Company, dated August 10, 1999.

          Exhibit 99.9/3/-  Letter from Highfields to the Directors of the
          ------------
                            Company, dated August 11, 1999.

          Exhibit 99.10  -  Letter from Highfields to the Board of Directors of
          -------------     the Company dated August 19, 1999.



/1/ Previously filed in Schedule 13D dated March 17, 1999

/2/ Previously filed in Amendment No. 1 to Schedule 13D, dated June 23, 1999.

/3/ Previously filed in Amendment No. 2 to Schedule 13D, dated August 12, 1999.

--------------------                                         -----------------
CUSIP NO. 761763 101                                         PAGE 8 OF 8 PAGES
--------------------                                         -----------------

                                  SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: August 19, 1999              HIGHFIELDS CAPITAL MANAGEMENT LP

                                    By: Highfields GP LLC, its General Partner


                                    By: /s/ Kenneth H. Colburn
                                       --------------------------------------
                                       Kenneth H. Colburn
                                       Authorized Signatory

                                    HIGHFIELDS GP LLC


                                    By: /s/ Kenneth H. Colburn
                                       --------------------------------------
                                       Kenneth H. Colburn
                                       Authorized Signatory


                                    RICHARD L. GRUBMAN


                                       /s/ Kenneth H. Colburn
                                       --------------------------------------
                                       Kenneth H. Colburn, Attorney-In-Fact

                                    JONATHON S. JACOBSON


                                       /s/ Kenneth H. Colburn
                                       --------------------------------------
                                       Kenneth H. Colburn
                                       Attorney-In-Fact